Writer Work-For-Hire Agreement

This Agreement is entered into as of this 8th day of December, 2017 by and between The Chosen, LLC ("Production Company") and Ryan Swanson ("Writer") with respect to the following:

1. ENGAGEMENT. Production Company hereby engages Writer to write as a "work-made-for-hire" an outline and a first draft teleplay (the "First Draft") for a pilot episode for a TV series based upon a concept created by Production Company and currently entitled "The Chosen" (the "Source Material," "Series," or "Picture"). Additionally, Production Company shall have the right, but not the obligation to engage Writer to write one set of revisions to the First Draft ("Revision") for the fee set forth in section 3.2. All material written by Writer pursuant to this Agreement shall be collectively referred to herein as the "Literary Material".

2. TERM. Production Company and Writer acknowledge work has already been commenced on a goodwill basis. The term of Writer's services commenced on and around November 1st, 2017. Writer shall deliver the extent of their work on or before December 10, 2017. Production Company further acknowledges that Writer has delivered the First Draft. For clarity, any election by Production Company to engage Writer for further services will be confirmed in writing signed by Production Company and Writer setting out what material Writer will prepare and the timing for the start and delivery of such material. If Production Company wishes Writer to write any material for the Series other than the Revision, and if Writer is willing to do so, the parties shall negotiate a fee to be paid to Writer for such material.

3. CONSIDERATION. As full and complete consideration for the services rendered hereunder by the Writer, and for all rights granted by the Writer to Production Company, and provided the Writer is not in material breach or default hereunder and has kept and performed all of the Writer's material obligations and agreements hereunder:

3.1 With respect to the outline and First Draft of the pilot, Production Company agrees to pay Writer, and Writer agrees to accept the sum of $10,000, payable upon execution of this Agreement.

3.2. If Production Company exercises its right to engage Writer to write a Revision, it shall pay Writer an additional fee of $5,000 therefor, payable in full upon notification to Writer that Production Company wishes a Revision written.

3.3 Writer shall be entitled to contingent compensation of 3% of Production Company's Net Profits for the Series, with Net Profits being defined generally, and subject to further good faith negotiation by the parties, as the gross revenue receive by Production Company from any and all sources for the distribution and exploitation of the Series, worldwide, in all media, in perpetuity, less the actual, third-party expenses incurred by Production Company in the production and distribution of the Series.

4. ADDITIONAL SERVICES / SERIES / ADDITIONAL SEASON BONUSES / DERIVATIVE WORKS.

4.1 If Production Company proceeds to the production of a Series based upon the Literary Material and provided Writer is not in material uncured default of this Agreement and that Writer is available as and when reasonably required by Production Company, Writer will be engaged to perform the function of "head of story department" for the first season of the Series. In this connection, Writer shall receive a fee equal to one percent (1%) of the budget of each episode produced during Writer's engagement. The engagement shall be a rolling right in that Writer will continued to be engaged for subsequent seasons provided Writer is not in material uncured default and is available to continue to perform such function.

4.2. In addition to his engagement as "head of story department" , and provided that Writer is not in uncured, material breach of any of Writer's material obligations and agreements hereunder, in each season of the Series, Writer shall have a first right to write first draft scripts for 25% of the episodes to be produced for that season, at a writing fee to be negotiated in good faith based on the budget.but not for less than $8,333 per script.

4.3 Additional Season Bonus. If Writer is not in uncured, material breach of any of Writer's material obligations and agreements hereunder and there is more than one season of the Series produced by Production Company, Writer will receive an additional bonus for each such season that Writer is engaged as "head of story development" which will be as follows: (a) for the second season, the bonus will be $50,000, (b) for the third season, the bonus will be $75,000, and (c) for the fourth and any further seasons, the bonus will be $100,000. Each applicable bonus will be paid upon commencement of principal photography of the first episode of the such applicable season.

4.4. DERIVATIVE WORKS. Provided that Writer is not in uncured, material breach of any of Writer's material obligations and agreements hereunder, Writer shall have a 30 day right of negotiation to provide services as the writer and head of story department for remakes, sequels, prequels, theatrical versions, spin-offs, and other derivative works based on the Series ("Derivative Works"), for a fee and

credit for each Derivative Work to be negotiated in good faith, consistent with the budget and provided that such terms will include Writer receiving the Executive Producer credit for such Derivative Work as set forth in section 6.2 below. If Writer and Production Company are unable to agree upon terms within such 30 day period, Production Company may proceed with any such Derivative Works without the involvement of Writer.

5. NO GUILD OR UNION. Writer warrants and represents that Writer is not a member of the Writers Guild of America ("WGA") and it is hereby expressly acknowledged that Production Company does not require Writer to become members of any guild or organization governing any services hereunder. It is hereby acknowledged that this Agreement will not be bound by or governed by the terms and conditions of the WGA Minimum Basic Agreement.

6. CREDIT.

6.1. Pilot. On condition that Writer shall fully and completely keep and perform all of Writer's material obligations and agreements hereunder, and if the pilot episode of the Series ("Pilot") is based upon the First Draft and/or the Revision and/or other material written by Writer (collectively "teleplay") and is produced by Production Company, the parties agree that Writer shall be entitled to receive the following credit for the Pilot: is "Written By" on screen, in the main titles on a separate card shared only with any other writer that may be engaged by Production Company to work on the teleplay (currently Tyler Thompson, Ryan Swanson, and Dallas Jenkins are meant to be credited together). Writer shall be entitled to receive the same credit in connection with any other episodes written by Writer (shared with any co-writers of such episodes, if any). The term "main titles" shall mean the credits of the episode where the director also receives a "directed by" credit whether such credits appear at the beginning or the end of the Pilot. No casual or inadvertent failure to comply with the provisions of this paragraph nor any failure by third parties to comply with their agreements with Production Company shall constitute a breach hereof by Production Company, provided that reasonable commercial efforts under the circumstances are made to prospectively cure such breach after notice thereof is given to Production Company.

6.2. On condition that Writer shall fully and completely keep and perform all of Writer's material obligations and agreements hereunder, Writer shall also receive an "Executive Producer" credit for each episode of the Series for which Writer renders services as the "head of story department" as set forth in section 4.1 above.

7. GRANT OF RIGHTS.

A. Production Company shall be entitled to and shall solely and exclusively own, in addition to the Writer's services hereunder, all results and proceeds thereof (including but not limited to all rights, throughout the universe, in perpetuity, of copyright, trademark, patent, production, manufacture, recordation, reproduction, transcription, performance, broadcast and exhibition of any art or method now known or hereafter devised, including radio broadcasting, theatrical and nontheatrical exhibition, and exhibition by the medium of television or otherwise), whether such results and proceeds consist of literary, dramatic, musical, motion picture, mechanical or any other forms of works, themes, ideas, compositions, creations or production, together with the rights generally known in the field of literary and musical endeavor as the "moral rights of authors" in and/or to any musical and/or literary proceeds of the Writer's services, including but not limited to the right to add to, subtract from, arrange, revise, adapt, rearrange, make variations of the property, and to translate the same into any and all languages, change the sequence, change the characters and the descriptions thereof contained in the property, change the title of the same, record and photocopy the same with or without sound (including spoken words, dialogue and music synchronously recorded), use this title or any of its components in connection with works or motion pictures wholly or partially independent of said property, and to use all or any part of the property in new versions, adaptations and sequels in any and all languages, and to obtain copyright therein throughout the universe, and Writer does hereby assign and transfer to Production Company all the foregoing without reservation, condition, or limitation, and no right of any kind, nature, or description is reserved by Writer. All such material, services, and the results and proceeds thereof have been and/or will be solely created by Writer as a "work made for hire" specially ordered or commissioned by Production Company for use as part of an audio/visual work within the meaning of the U.S. Copyright Law, with Production Company being deemed the sole author and, at all stages of completion, the sole and exclusive owner, of the such work and of all rights of every kind or nature, whether now known or hereafter devised (including but not limited to, all copyrights and all extensions and renewals of copyrights) in and to such work in perpetuity and in all languages.

B. If under any applicable law the fact that the proceeds of Writer services are a "work made for hire" is not effective to place authorship and ownership of the such proceeds and the Picture and all rights therein in Production Company or in the event that it is determined that the Writer's work does not constitute a "work made for hire" for Production Company within the meaning of the copyright laws of the United States, then to the fullest extent allowable and for the full term of protection otherwise accorded to

Writer under such applicable law. Writer hereby grants to Production Company, exclusively and perpetually throughout the universe, all rights of every kind, nature and description, whether or not such rights are now known or recognized, in and to such work. Furthermore, Writer hereby irrevocably assigns, licenses, and grants to Production Company, exclusively, throughout the universe, and in perpetuity, the rights, if any, of Writer to a authorize, prohibit, and/or control the renting, lending, fixation, reproduction and/ or other exploitation of any motion picture produced based upon the Picture (or any rights therein) by any media and means now known or hereafter devised as may be conferred upon Writer under applicable laws, regulations, or directives including, without limitation, any socalled "Rental Lending Rights" pursuant to any European Economic Community ("EEC") and/or enabling or implementing legislation, laws, or regulations enacted by the member nations of the EEC. Writer agrees to execute such assignments, or other instruments consistent herewith, as Production Company may from time to time reasonably deem necessary or desirable to evidence, establish, maintain, protect, enforce or defend Production Company's right or title in or to all material mentioned in this Agreement. Writer hereby appoints Production Company the true and lawful attorney-in fact, coupled with an interest, of Writer irrevocably to execute, verify, acknowledge and deliver any and all such instruments or documents which Writer shall unreasonably fail or refuse to execute, verify, acknowledge and deliver any and all such instruments or documents which Writer shall fail or refuse to execute, verify, acknowledge or deliver within ten (10) business days after request has been made therefor. In the event that any such documents are executed by Production Company as attorney-in-fact, Production Company agrees to forward a copy of such document to Writer within a reasonable amount of time thereafter.

C. Wherever in this Agreement the terms "episode" or "TV series" or terms of similar tenor are used, such terms shall be conclusively deemed and construed to include the present and future developments of the motion picture, television, video tape, videodisc, computer, electronics and telephone industries, including talking motion pictures, videotape, television productions, any and all kinds of electronic and other interactive uses of the Picture and the components thereof, including, but not limited to, CDROM, CDI, interactive multimedia devices, computer discs, and any new variations thereon, and all forms of motion pictures, television, laserdisc, video tape, CDROM, CDI, interactive multimedia devices and similar uses, whether now known or unknown and their accompanying devices which reproduce words, music and/or other sounds in synchronization with, accompaniment of, or supplementary to photography.

D. Nothing herein contained shall be construed to obligate Production Company to produce, distribute, release, perform or exhibit any television, theatrical or other production based upon, adapted from or suggested by the Literary Material, in whole or part, or otherwise to exercise, exploit or make any use of the rights, licenses, or privileges herein granted to Production Company.

8. All material of whatever kind written, prepared, composed and/or submitted by Writer hereunder for or to Production Company shall be wholly original with Writer and shall not be copied in whole or in part from any other work, except for material that is based on work submitted to Writer by Production Company, and shall not, to the best of Writer's knowledge, infringe upon or violate the right of privacy of, or constitute a libel against, or violate any copyright, common law right, or any other right of any person, firm or corporation. The foregoing warranties shall not apply to any material taken directly by Writer from any material assigned by Production Company to the Writer, including without limitation the Source Material. Writer agrees to indemnify and hold Production Company harmless from and against any loss, liability, judgment, cost or expense of any kind and character suffered or incurred by Production Company by reason of any breach by Writer of any of the foregoing warranties.

9. Remedies.

A. In the event of a failure or omission by Production Company constituting a breach of its obligations hereunder, the damage, if any, caused Writer by such breach is not irreparable or sufficient to entitle Writer to injunctive or other equitable relief. Consequently, Writer's sole rights and remedies hereunder shall be limited to the right, if any, to obtain damages at law and Writer shall not have the right in such event to enjoin or restrain the distribution or exhibition of any production based on the Literary Material, nor to rescind this Agreement, in whole or in part.

B. In the event of a breach of this Agreement by Production Company of the credit provisions of this Agreement, the parties agree that it would be impractical or extremely difficult to fix the exact amount of damages to Writer in such event and that a reasonable estimate shall be an amount equal to $5,000; and such amount shall constitute liquidated damages in such event.

10. Writer expressly agrees that Production Company may transfer and assign this Agreement or all or any part of Production Company's rights hereunder together with all obligations hereunder, except that unless the assignment is to a major or mini-major studio, network or distributor, or to an entity that acquires all or substantially all of the assets of Production Company, Production Company shall remain secondarily liable hereunder. Writer may not, under any circumstances, assign or transfer his obligations under this Agreement.

11. APPLICABLE LAW AND SEVERABILITY. Nothing contained herein shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision contained herein and any present or

future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, the latter shall prevail but the provision of this document which is affected shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law. The parties agree that this Agreement shall be governed by and construed in accordance with the laws of the State of Illinois applicable to contracts made and performed within the State of Illinois, that the State of Illinois has personal and subject matter jurisdiction over each of the parties and any disputes in any way pertaining to this Agreement.

12. RESOLUTION OF DISPUTES BY ARBITRATION. Any controversy or claim arising out of, or relating to, this Agreement, the breach thereof, or the coverage of this arbitration provision, shall be settled by arbitration pursuant to the rules of the American Arbitration Association ("AAA") before a single arbitrator selected in accordance with such rules; provided, that the arbitrator selected shall have substantial experience in the entertainment industry. BY AGREEING TO ARBITRATE ALL PARTIES ARE WAIVING THEIR RIGHT TO A JURY TRIAL. Any such arbitration shall be conducted in Los Angeles, California. The arbitration of such issues, including the determination of the amount of any damages suffered by any party hereof by reason of the acts or omissions of another, shall be to the exclusion of any resolution of such issues in a court of law. The decision of the arbitratorshall be final and binding on all parties and their respective heirs, executors, administrators, successors and assigns. Any action to secure a judicial confirmation of the arbitration award may be brought in any state or federal court of competent jurisdiction. The arbitrator shall awards attorneys fees and costs of the arbitration to the prevailing party.

13. INSURANCE. Production Company shall add Writer as an additional insured to its general production liability insurance and to its errors and omissions insurance for the Series.

14. ENTIRE AGREEMENT. This Agreement, together with any related documents referred to in this Agreement, constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement, and any and all prior agreements, understandings or representations are hereby terminated and canceled in their entirety and are of no further force or effect. No representation, promise, inducement or statement of intention has been made by any of the parties hereto not embodied in this Agreement or in the documents referred to herein, and no party shall be bound by or liable for any alleged representation, promise, inducement or statements of intention not set forth or referred to herein.

In Witness Whereof, the parties have executed this Agreement as of the date first set forth above.

"Production Company"
THE CHOSEN, LLC

DocuSigned by:
Derral Eves
____
Derral Eves

"Writer"

DocuSigned by:
____
Ryan Swanson

SS#: 468-08-3406